INSIGHT CAPITAL RESEARCH & MANAGEMENT, INC.

CODE OF ETHICS

DATED: March 25, 2015

This Code of Ethics (the “Code”) applies to all Access Persons, as defined in Section 1(a) below, of Insight Capital Research Management, Inc. (“Insight” or the “Firm”). This Code supersedes all previous versions of the Firm’s Code.

1.	Definitions

(a) “Access Persons” means, for the purposes of this Code, all officers, directors and employees of the Firm and any other person(s) that the Firm may deem from time to time to be an Access Person.

(b) “Beneficial Ownership” means any interest in a security for which an Access Person can directly or indirectly receive a monetary benefit, which may include the right to buy or sell a security, to direct the purchase or sale of a security, or to vote or direct the voting of a security. NOTE: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

(c) “Exchange Traded Products” (“ETPs”) The most popular exchange traded product is the exchange traded fund (ETF). These are securities that track an index, commodity or basket of assets. Exchange traded notes, on the other hand, are a type of unsecured, unsubordinated debt security. The value of an ETN can be affected by the credit rating of the issuer and not just changes in the underlying index.

(d) “Exchange Traded Funds” (“ETFs”) are shares of ownership in funds, unit investment trusts or depository receipts that hold portfolios of common stocks that closely track the performance and dividend yield of specific indices.

(e) “Exempt Transactions” means any transaction exempt from the pre-clearance, holding and/or reporting requirements under the Code. Such transactions are still subject to the Code of Ethics, and may still be reviewed by the Chief Compliance Officer or designee.

(f) “Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach-Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted there under by the SEC, Department of Labor or the Department of Treasury.

(g) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(h) “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or

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77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter.

(i) “Personal Account” means every account for which an Access Person may directly or indirectly influence or control the investment decisions of the account and otherwise be deemed to have Beneficial Ownership (see Appendix 1 for examples). This typically includes, but may not be limited to, accounts of (a) any Access Person, (b) the spouse of such Access Person, (c) any children living in the same household of such Access Person, and/or (d) any other person residing in the same household of such Access Person, if such Access person has a beneficial interest in such account(s). Each of the above accounts is considered a personal account of the Access Person. Personal Accounts where investment and trading discretion has been given in writing to an third party, such as investment adviser would not be reportable; however the Access Person must provide the written discretion document to the CCO and promptly report such Personal Account should the written discretion be revoked.

(j) “Prohibited Transactions” means a personal securities transaction prohibited by this Code.

(k) “Purchase or sale of a security” means the buying or selling of any stock and includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

(l) “Restricted Securities” means Covered Securities that have been identified by the Firm as securities that are under consideration for either purchase or sale in client portfolios or being actively traded in client portfolios.

(m) “Secondary Offering” means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

(n) “Securities” or “Covered Securities” means securities that are covered by the Code. Such covered securities include, but are not necessarily limited to:

• Equity securities including common and preferred stock, which do not fall within the Exempted Transactions listed in section 4(b)(1) below

• Restricted Securities

• Corporate and Municipal bonds

• Exchange Traded Products (ETFs, ETNs, and ETVs)

• Initial and Secondary Public Offerings

• Limited Offerings

• Real Estate Investment Trusts (REITS)

• Investments convertible into, or exchangeable for, stock or debt securities

• Any derivative instrument relating to any of the above securities, including options, warrants and futures

• Any interest in a limited private offering (such as a private placement or private fund investment)

2. Fiduciary Obligations and Ethical Principles

Insight and its Access Persons have an ongoing fiduciary responsibility to the Firm’s clients and must ensure that the needs of the clients always come first. Insight holds its Access Persons to a very high standard of integrity and business practices. In serving its clients, the Firm and its Access Persons must at all times deal with clients in an honest and ethical manner and comply with all the Federal Securities Laws.

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While affirming its confidence in the integrity and good faith of its Access Persons, the Firm understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Firm’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for clients results in an advantageous position for the personal accounts.

Because Insight is a fiduciary to its clients, Access Persons must avoid actual and potential conflicts of interest with the Firm’s clients. Therefore, in view of the foregoing and in accordance with the provisions of Rule 204a-1 under the Investment Advisers Act, the Firm has adopted this Code to outline and prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to outline reporting requirements and enforcement procedures.

In addition, Access Persons must adhere to the following general principles as well as to the Code’s specific provisions:

(a)	At all times, the interests of the Firm’s clients must come first;
(b)	Personal securities transactions must be conducted consistent with the Code in a manner that avoids any actual or potential conflict of interest; and
(c)	No inappropriate advantage should ever be taken that is contrary to Insight’s responsibilities and duties to its clients.

3. Unlawful Actions

It is unlawful for any Access Person:

(a)	To employ any device, scheme or artifice to defraud a client;
(b)	To make any untrue statement of a material fact to any of the Firm’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;
(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client;
(d)	To engage in any manipulative practice with respect to a client.

4.

Procedures regarding trading by Access Persons in Personal Accounts

(a) Pre-approval of Personal Account trades: Any Access Person wishing to buy or sell any Covered Securities for any Personal Account must obtain written pre-approval to buy or sell such securities, unless otherwise exempted under Item 4(b) below. The approval can be requested by an Access Person by submitting a request via Compliance11. When using Compliance11 each Access Person must follow the procedures built into the software program. All pre-approved trades must be completed by the close of business on the trading day after written approved is received, unless an exception is granted by the Chief Compliance Officer (“CCO”). Importantly, there may be times when an Access Person is denied approval to trade in their Personal Account. This may be due to a number of factors, including that the Covered Security is on the Firm’s Restricted List.

Upon the approval of the CCO and in accordance with Insight’s written policy and procedures regarding aggregated block transactions, Access Person’s trades in Personal Accounts may be included with client

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trades in one or more aggregated transactions, so long as it is in the same direction (i.e., all buys or all sells), for the same security and requested on the same day the aggregated block trade takes place.

(b) Exempt Transactions: No Access Person shall be required to pre-clear or report transactions or holdings (unless otherwise noted) in the following securities:

  Open-end mutual funds
  Exchange Traded Products (ETF, ETN, ETV) (except all ETPs holdings and transactions must be reported in accordance with Item 6 below)
  U.S. treasury bonds, treasury notes, treasury bills, U.S. Savings Bonds, and other instruments issued by the U.S. government or its agencies or instrumentalities
  Debt instruments issued by a banking institution, such as bankers’ acceptances and bank certificates of deposit (not including corporate or high yield bonds)
  Commercial paper
  Repurchase agreements
  Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated (not managed by Insight) mutual funds

(c)	Misuse of Non-Public Information: No Access Person shall divulge or act upon any material, non-public information as such activity is defined and as further detailed in Insight’s Insider Trading Policies and Procedures (see Appendix 2), which are incorporated herein. Upon initial execution of this Code and annually thereafter, all Access Persons are required to read the Insider Trading Policies and Procedures and acknowledge receipt, understanding, and adherence via Compliance11.

5.	Conflicts of Interest Issues

(a) Pay to Play and Political Contribution Limitations: Insight has adopted the following policies and procedures to avoid potential conflicts that may exist as a result of making campaign contributions and related payments to elected officials in order to influence the awarding of an advisory contract.

The Firm, any solicitor on behalf of the Firm, or any Firm employee that is considered a “Covered Associate” (as defined below) may not make, without first obtaining prior written approval from the CCO or his designee, a Political Contribution (as defined below) to any one candidate or official, per election that in the aggregate would exceed $150.00 if the Covered Associate could not vote for the candidate or official, or $350.00 if the Covered Associate could vote for the candidate or official. All Access Persons must report each political contribution to the CCO or his designee within 10 days after the contribution has been made. In addition, new employees and newly promoted employees that fall within the definition of Covered Associate will be required to report all political contributions they made within the last six months from date of hire, promotion, or engagement, or within the last two years, if their employment or promotion requires the Covered Associate to solicit clients on behalf of the Firm. These reports must include the name of the employee or solicitor, the name of the office holder or candidate that received the contribution, the office the recipient is running for, the amount of the contribution, when the contribution was made, whether or not the contributing employee is eligible to vote for the recipient and whether or not the official or candidate has an existing or potential relationship with the Firm and/or the contributing employee.

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Covered Associate of the Firm means:

(i)	Any general partner, managing member or executive officer, or other individual with a similar status or function;
(ii)	Any employee who solicits a government entity for the Firm and any person who supervises, directly or indirectly, such employee;
(iii)	Any political action committee controlled by the Firm or by any person described in paragraphs (i) and (ii) above.

Political Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

(i)	The purpose of influencing any election for federal, state or local office;
(ii)	Payment of debt incurred in connection with any such election;
(iii)	Transition or inaugural expenses of the successful candidate for state or local office.

In accordance with this Rule 204-2(a)(18), the CCO will maintain the following records on behalf of Insight:

(i)	a list of all Covered Associates (as defined in Rule 206(4)-5);
(ii)	a list of all government entities that the Firm has provided investment advisory services, or which are or were investors in any covered investment pool to which the Firm provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010;
(iii)	all direct or indirect contributions made by the Firm or any of its Covered Associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and
(iv)	the name and business address of each regulated person to whom the Firm provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with §275.206(4)–5(a)(2).

Records relating to contributions and payments will be listed in chronological order and include all information outlined in Rule 204-2 of the Advisers Act.

(b) Charitable Donations: In order to avoid any potential or real conflicts of interests with clients, the Firm and its Access Persons must obtain prior written approval from the CCO before making any type of charitable donation either directly or indirectly, to any non-
affiliated charitable organization:

(i) That is a client or potential client of the Firm; or
(ii) Where a donation has been requested by a client, potential client or consultant.

(c) Gifts: No Access Person shall accept or give any gift or other item (for the purpose of this Code “gifts” include but are not limited to cash, merchandise, prizes, travel expenses, entertainment tickets) of more than $100 in value from any person or entity that does business with or on behalf of the Firm. All gifts given and received must be reported to the CCO or her appointed designee at the time the gift was given and/or received. Meals,

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entertainment and travel in the presence of the person or entity that does or seeks to do business with the Firm are permitted outside the $100 limit, but must be pre-cleared and approved in writing by the CCO or designee prior to the event.

(d) Service on Boards: No Access Person shall serve on the board of directors of a company, institution, endowment, charity, or any other organization without prior written authorization from the CCO or designee. If board service is authorized, such Access
Person shall at all times ensure that they have no role in making any type of investment decisions with respect to the company, unless otherwise approved by the CCO or designee.

(e) Outside Business Activities: While associated with the Firm, no Access Person will accept outside employment or receive outside compensation without prior approval from the CCO or designee. Please note: this procedure must be followed even if the outside activity is performed without receiving compensation.

(f) Volunteer Work: While associated with Insight, no Access Person may be involved with any type of activity which may bring negative publicity to Insight or its affiliates.

6.	Reporting and Compliance Procedures

(a) Brokerage Accounts: All Access Persons must provide the CCO with all necessary information on Personal Accounts held by broker-dealers in order for the CCO to direct such broker-dealers to send the Firm account activity, including transactions and holdings, via Compliance11. If the information cannot be provided electronically through Compliance11, then the Access Person will instruct the broker-dealer to provide the CCO or her designee with duplicate copies of all account statements.

(b) Submission of Quarterly Personal Securities Transaction Reports: In order for the Firm to monitor compliance with the Code and in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, every Access Person is required to ensure that the following information on every transaction in their Personal Accounts is reported to the CCO or designee no later than 30 days after the end of each calendar quarter:

(i) The date of the transaction (either trade date or settlement date), the name of the Security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each Security involved; (ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition); (iii) The price of the Security at which the transaction was effected; (iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and (v) The name and account number of the Personal Account.

For reporting purposes, Access Persons are required to authenticate personal trading activity using Compliance11. If an Access Person’s trades in Covered Securities are not available electronically or transactions do not occur through a broker-dealer (e.g., transactions in a private investment fund), such transactions shall be manually entered into Compliance11 by the Access Person no later than thirty (30) days after the end of each calendar quarter.

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Access Persons who do not have any transactions during a calendar quarter are required to report such via Compliance11.

(c) Initial and Annual Holdings Reports: No later than 10 days after becoming an Access
Person, and annually thereafter, each Access Person must report to the CCO or designee all holdings in Personal Accounts. In addition, each Access Person must ensure that all holdings in Personal Accounts are reported to the CCO or designee annually via
Compliance11. The report must include the following information and must be as of a date no more than 45 days prior to the date the report was submitted:

(i) The title and type of security, and as applicable the exchange ticker symbol or
CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
(ii) The name of the broker, dealer or bank with which the Access Person maintains an account in which the securities are held; and
(iii) The date the Access Person submits the report.

Access Persons who do not have any securities holdings or maintain Personal Accounts are required to report such via Compliance11.

7. Administration of the Code

(a) The CCO or designee will review all reports and other information submitted under this
Code. The review will include, but not be limited to:

(i) an assessment of whether the Access Person followed the required procedures;
(ii) an assessment of whether the Access Person has traded in the same securities as the Firm’s clients and if so, determining whether the client terms for the transactions were more favorable;
(iii) an assessment of any trading patterns that may indicate abuse, including market timing; and
(iv) performing any other assessment that may be necessary to determine whether there have been any violations of the Code.

All reviews will be documented by the CCO and kept in accordance with record-keeping requirements under Section 10 of this Code.

(b) Access Persons are required to immediately report any potential violation or violation of this Code of which he or she becomes aware to the CCO. No Access Person will be sanctioned for the reporting of a potential violation or violation.

(c) Each Access Person shall receive a copy of the Code annually and anytime the Code is amended. Upon receipt, each Access Person is required to read and acknowledge his or her understanding of and adherence to the requirements of the Code through the submission of an acknowledgment via Compliance11.

8.Violations of the Code

The CCO or designee will assess whether any violation has occurred. If it is determined that a violation has occurred, the CCO will report material or repeat violations to the Associated Person’s manager and the CEO and provide a recommended sanction in light of the facts and circumstances. After review, the CEO will make the final determination of any appropriate sanctions and implement accordingly. Violation of the Firm’s policies and/or procedures may

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result in sanctions up to and including termination of employment.

While facts and circumstances will greatly influence those actions and steps taken by Insight, generally, the CEO will administer the appropriate disciplinary action against the Access Person(s) who committed the violation, using the general guidelines outlined below:

  A verbal warning and mandatory training on those policies and procedures that were violated (for a first minor violation).
  A written warning and mandatory training on those policies and procedures that were violated (for a first time instance of misconduct or a second minor violation).
  A final written warning, a minimum fine of $100 and mandatory training on those policies and procedures that were violated (for a second instance of misconduct or a third minor violation).
  Dismissal (for gross misconduct, repeated instances of misconduct or more than five minor violations).

The CEO has discretion to waive any of the above guidelines or take additional action depending on the facts and circumstances of the violation.

The following are examples of some of the violations that, if found to have occurred, will be deemed to be instances of misconduct unless there are exceptional mitigating circumstances:

  Failure to promptly report new brokerage accounts;
  Entering into personal security transactions which are either unauthorized or without the appropriate pre-authorization; and
  Failing to timely file required reporting.

The CCO or designee will document all violations and disciplinary actions taken against any Access Person and a copy of such documentation will be maintained in the Access Person’s personnel file. The documentation will include a description of the violation, how it was determined, the date determined, the specific fines or sanctions imposed, the response of the Access Person disciplined for the violation (if any), and any corrective steps taken by Insight.

9. Exceptions

The CCO may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act or any other Federal Securities Law.

10. Recordkeeping Requirements

The CCO or designee will be responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the information was obtained and/or in effect, the first two years onsite in an accessible place, with the exception of 10(c) below, which will be kept for five years after the individual ceases to be deemed an Access Person:

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(a)	A list of all of the Firm’s Access Persons, which will include every person who was deemed an Access Person at any time within the past five years, even if they are no longer deemed as such. The list should include the name of the Access Person, the date they became an Access Person, the date they ceased being an Access Person, and the reason they are not longer considered an Access Person;
(b)	Copies of the Code and all amendments thereto;
(c)	Copies of all the written acknowledgments required in section 7(c) above submitted by each Access Person;
(d)	A record of any violation of the Code and any action taken as a result of the violation;
(e)	Copies of each report submitted by an Access Person required in sections 6(b) and (c) above;
(f)	Copies of all brokerage statements submitted in accordance with section 6(a) above;
(g)	All pre-clearance decisions; and
(h)	Copies of all written exceptions granted under section 9 above.

Any Access Person having questions relating to the Code should contact the CCO.

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  APPENDIX 1 – CODE OF ETHICS

INSIGHT CAPITAL RESEARCH & MANAGEMENT, INC. EXAMPLES OF BENEFICIAL OWNERSHIP
•	Securities held by an Access Person for their own benefit, regardless of the form in which held;
•	Securities held by others for a Access Person’s benefit, such as securities held by custodians, brokers, relatives, executors or administrators;
• •

Securities held by a pledge for an Access Person’s account;

Securities held by a trust in which an Access Person has an income or remainder interest, unless the Access Person’s only interest is to receive principal (a) if some other remainder man dies before distribution or (b) if some other person can direct by Will a distribution of trust property or income to the Access Person;

•

Securities held by an Access Person as trustee or co-trustee, where the Access Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as a blood relationship) has an income or remainder interest in the trust;

•	Securities held by a trust of which the Access Person is the settler, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;
•

Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or a controlling partner of such entity (e.g., Access Person owns more than 25% of the partnership’s general or limited partnership interests);

•	Securities held by a personal holding company controlled by a Access Person alone or jointly with others;
•

Securities held in the name of minor children of a Access Person or in the name of any relative of a Access Person or of their spouse (including an adult child) who is presently sharing the Access Person’s home;

•

Securities held in the name of any person other than a Access Person and those listed above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits equivalent to those of ownership; and

•

Securities held in the name of any person other than an Access Person, even though the Access Person does not obtain benefits equivalent to those of ownership (as described above), if the Access Person can vest or re-vest title in himself.

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  APPENDIX 2 – CODE OF ETHICS

INSIGHT CAPITAL RESEARCH & MANAGEMENT, INC.

INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to "insider trading."

An "insider" is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key employees, but may be extended to include relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as "temporary" or "constructive" insiders if they have access to material non-public information for a legitimate purpose in the context of a transaction for a particular company. Examples include, but are not limited to accountants, attorneys and even printers who print financial information.

"Insider Information" describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company's securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

Insight’s Access Persons are prohibited from acting upon material non-public information. The 1988 Act authorizes civil penalties of up to three times the profit gained or lost for trades which were based on inside information. Criminal liability could result in a maximum fine of up to $5,000,000 and twenty (20) years imprisonment. Please note that “tipping” is the passing along of material, non-public information to others. Penalties for tipping can apply whether or not the person providing the inside information derives a benefit from another's actions. Recommending or hinting that others buy or sell securities while in possession or are aware of material non-public information, even without telling the person why, can still be unlawful.

A. POLICIES

In working with clients, Access Persons may receive inside information. For instance, a client may be an officer or director of a firm that is undergoing material structural changes, or perhaps clients may be “temporary insiders” due to contact with corporate officers or directors, or an Access Person inadvertently receives material non public information during a research call. Access Persons are prohibited from using material non public information when placing any trades of securities for clients. Furthermore, Access Persons may not transact any trades for their own Personal Accounts or for the benefit of any third-parties based upon such information. If an Access Person is unsure or suspects that he/she may have obtained or may be perceived to have obtained insider information, please immediately notify the CCO.

It is unlawful for Insight or any of its Access Persons to engage in any type of insider trading, which generally means that no “insider” may:

  Purchase or sell a security on the basis of material, non-public information;
  Communicate material, non-public information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities; or

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•	Transact in any trades for their own accounts or for the benefit of any other party based upon such material, non-public information.
B. PROCEDURES

Insight’s Access Persons are prohibited from buying or selling or recommending the purchase or sale of any security (or a derivative of such security) while in possession of material non-public information relating to that security or its issuer. Any Access Person who becomes aware of information, which could be classified as material, non-public information, should immediately inform the CCO. In addition, if inside information is received the CCO will place that security on the Firm’s Restricted List.

Access Persons also are prohibited from communicating (or tipping) any insider information to anyone, with the exception of the CCO as outlined above.

To avoid possible violations, the CCO of the Firm will exercise great care in the supervision of employees and of the securities transactions of Access Persons. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, Access Persons are required to consult with the CCO prior to effecting the transaction.

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